Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE:	CONTACT:
John A. Curran
610-480-8022
john.curran@infrasourceinc.com

Laura Martin
212-889-4350
laura.martin@taylor-rafferty.com

INFRASOURCE SERVICES, INC. ANNOUNCES AGREEMENTS
TO ACQUIRE ENSTRUCTURE AND UTILI-TRAX

Media, PA – August 4, 2004 – InfraSource Services, Inc. (NYSE:IFS), one of the largest specialty contractors servicing utility transmission and distribution infrastructure in the United States, today announced that it has signed definitive agreements to acquire substantially all of the assets and certain liabilities of EnStructure, the construction services business of SEMCO ENERGY, Inc., and Utili-Trax, the construction business of Connexus Energy, for a cash purchase price of approximately $20.8 million and $5.3 million, respectively, subject to certain purchase price adjustments.

EnStructure, headquartered in Michigan, provides a wide range of construction services including pipeline integrity services, installation of underground transmission and distribution pipelines, construction of compressor and meter stations, paving and restoration, and fiber optic installation for customers within the utilities and oil & gas markets.  EnStructure, which had annual revenues in 2003 of approximately $75 million and has approximately 750 employees, operates throughout the Midwestern, Southern and Southeastern regions of the United States through three operating companies: SubSurface Construction, Iowa Pipeline Associates, and Flint Construction.

Utili-Trax, headquartered in Minnesota, provides underground and overhead construction services for electric cooperatives and municipal utilities throughout the upper Midwest including joint trenching, directional boring, plowing and placement and utility line, transformer and meter installation and maintenance services.  Utili-Trax had annual revenues in 2003 of approximately $10 million and has approximately 100 employees.

David Helwig, InfraSource President & CEO, said, “Our strategy is to capitalize on the favorable trends in the utility infrastructure markets, increase market share and pursue highly strategic acquisitions.  These acquisitions reflect continued progress in pursuit of this strategy. They will strengthen our geographic presence in the Midwest, South and Southeast and provide additional service offerings for the natural gas market.”

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Paul Daily, President & CEO of InfraSource Underground Services (IUS), said, “We are excited about the addition of EnStructure and Utili-Trax and the growth opportunities that they present in expanding our service capabilities to meet the needs of our customers.  Both Steve Hicks, President of EnStructure, and Darin Peterson, President of Utili-Trax, will join our leadership team.”

The acquisitions are subject to customary closing conditions and are expected to close by the end of the third quarter of 2004.  InfraSource expects that the acquisitions, when consummated, will be accretive to earnings in 2004.  The acquisitions will be financed with the Company’s available cash and/or borrowings under its senior credit facility.

InfraSource management will discuss the EnStructure and Utili-Trax transactions on the Company’s second quarter 2004 conference call scheduled for August 11, 2004 at 9:00AM (EDT).  The conference call will be webcast live and available for replay on the investors page of its website, www.infrasourceinc.com.  Interested parties without access to the Internet may dial (719) 457-2617 (listen-only mode).  A telephone replay will be available shortly after the call.  The telephone replay number is (719) 457-0820; Passcode: 323829.

About InfraSource Services, Inc.

InfraSource Services, Inc. (NYSE:IFS) is one of the largest specialty contractors servicing utility transmission and distribution infrastructure in the United States.  InfraSource designs, builds, and maintains transmission and distribution networks for utilities, power producers, and industrial customers.  Further information can be found at www.infrasourceinc.com.

About SEMCO ENERGY, Inc.

SEMCO ENERGY, Inc. (NYSE:SEN) distributes natural gas to more than 391,000 customers combined in Michigan, as SEMCO ENERGY GAS COMPANY, and in Alaska, as ENSTAR Natural Gas Company.  It owns and operates businesses involved in propane distribution, intrastate pipelines and natural gas storage in various regions of the United States. In addition, it provides information technology and outsourcing services, specializing in the mid-range computer market.  Additional information can be found at www.semcoenergy.com.

About Connexus Energy

Connexus Energy is the largest customer-owned utility in Minnesota providing electricity and related products and services to over 110,000 homes and businesses in portions of Anoka, Chisago, Hennepin, Isanti, Ramsey, Sherburne, and Washington counties.  Additional information about Connexus Energy is available online at www.connexusenergy.com.

Safe Harbor Statement

Certain statements contained in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations about future events. When used in this press release, the words “believe,” “anticipate,” “intend,” “estimate,” “expect,” “will,” “should,” “may,” and similar expressions, or the negative of such words and expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. These forward-looking statements generally relate to our plans, objectives and expectations for future operations and are based upon management’s current estimates and projections of future results or trends. However, these statements are subject to a number of risks and uncertainties affecting our business. You should read this press release completely and with the understanding that actual future results may be materially different from what we expect as a result of these risks and uncertainties and other factors, which include, but are not limited to: (1) consummation of the acquisitions and successful integration of the acquisitions into our business; (2)technological, structural and cyclical changes that could reduce the demand for the services we provide; (3) loss of key customers; (4) the uncertainty of the outcome of federal energy legislation; (5) the nature of our contracts, particularly our fixed-price contracts; (6) work hindrance due to inclement weather events; (7) the award of new contracts and the timing of the performance of those contracts; (8) project delays or cancellations; (9) the failure to meet schedule or performance requirements of our contracts; (10) the presence of competitors with greater financial resources and the impact of competitive products, services and pricing; and (11) other factors detailed from time to time in our other reports and filings with the Securities and Exchange Commission, including the discussion under the heading “Risk Factors” in our Registration Statement on Form S-1 relating to our initial public offering. We do not intend to update forward-looking statements even though our situation may change in the future.

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